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                                                              Exhibit 12(b)


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividends (Unaudited)
                                 (In millions)


                                                           Nine Months
                                                       Ended September 30,
                                                       -------------------

                                                         1995        1994
                                                         ----        ----
Earnings:
Income before taxes                                     $175.4      $102.5

Add (deduct):
   Income taxes of 50% owned affiliates                    2.7         3.0

   Equity in losses of less than 50%
      owned affiliates                                     2.0         3.4

   Dividends received from less
     than 50% owned affiliates                             0.7         0.4

   Interest capitalized, net of amortization              (0.1)        0.3

   Fixed charges as described below                       47.8        41.9
                                                        ------      ------

         Total                                          $228.5      $151.5
                                                        ======      ======

Fixed Charges:
   Interest expense                                     $ 34.5      $ 29.3

   Estimated interest factor in rent expense              13.3        12.6

   Preferred stock dividend requirement                   12.0        20.0
                                                        ------      ------

         Total                                          $ 59.8      $ 61.9
                                                        ======      ======

Ratio of earnings to combined fixed charges
  and preferred stock dividends                            3.8         2.4
                                                           ===         ===